EXHIBIT 5.1

June 30, 2006

Omega Flex, Inc.

451 Creamery Way

Exton, PA 19341

Re:	Omega Flex, Inc.
401(k) Profit Sharing Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

As general counsel for Omega Flex, Inc., a Pennsylvania corporation (the “Company”), I am acting as counsel to the Company in connection with the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations there under, relating to the registration of 100,000 shares of common stock (the “Shares”) of the Company to be offered under the Omega Flex, Inc. 401(k) Profit Sharing Plan (the “Plan”).

As such counsel, I have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption and amendment of the Plan. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as I have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued by the Company pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

I am admitted to practice in the Commonwealths of Pennsylvania and Massachusetts, and I express no opinion as to matters governed by any laws other than the laws of the above states and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated there under.

Very truly yours,

OMEGA FLEX, INC.

By:	Timothy P. Scanlan
General Counsel and Assistant Secretary